Exhibit 99.1

PRESS RELEASE

REPORT OF EARNINGS

May 6, 2016

Merriam, Kansas

The following is a report of earnings for Seaboard Corporation (NYSE MKT symbol: SEB) with offices at 9000 West 67th Street, Merriam, Kansas, (the “Company”), for the three months ended April 2, 2016 and April 4, 2015, in millions of dollars except share and per share amounts.

	Three Months Ended
	April 2,	April 4,
	2016	2015
Net sales	$1,319	$1,452
Net earnings attributable to Seaboard	$54	$33

Net earnings per common share	$45.91	$28.11
Average number of shares outstanding	1,170,550	1,170,550

Notes to Report of Earnings:

Seaboard Corporation today filed its Quarterly Report on Form 10-Q with the United States Securities and Exchange Commission. Seaboard has provided access to the Quarterly Report on Form 10-Q on its website at https://www.seaboardcorp.com/investors.